==================================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

TEXEN OIL & GAS INC.
(Exact name of registrant as specified in charter.)

NEVADA	88-0435904
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

10603 Grant Road
Suite 209
Houston, Texas 77070
(832) 237-6053
(Address and telephone of executive offices, including zip code.)

THE TEXEN OIL & GAS INC.
2003 NONQUALIFIED STOCK OPTION PLAN

Robert M. Baker, President
TEXEN OIL & GAS INC.

10603 Grant Road
Suite 209
Houston, Texas 77070
(832) 237-6053
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

==================================================================================

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]
Common Shares, $0.001 par value, issuable upon exercise of stock options by Grantees	5,000,000	$0.85	$ 4,250,000	$ 391.00
Totals	5,000,000	$0.85	$ 4,250,000	$ 391.00

[1] Based upon the mean between the closing bid and ask prices for common shares on April 8, 2003 in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company hereby incorporates by reference all reports, registration statements and proxy statements filed with the Securities and Exchange Commission:

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock.

The authorized Common Stock of the Company consists of 100,000,000 shares of $0.00001 par value common stock. As of April 8, 2003, 43,448,879 shares are issued and outstanding. 7,948,879 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act") except for shares owned by existing "affiliates" of the Company, which may be subject to the limitations of Reg. 144 promulgated under the Act.

In general, under Reg. 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of the Company's Common Stock.

All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.

Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119 is the Company's transfer agent. Its telephone number is (702) 361-3033.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes and certain provisions of the Company's Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Bylaws and to the statutory provisions.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought an behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

ITEM 7. EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8. EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form SB-2 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-94631 on January 13, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1 3.2 4.1 10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 10.12 99.1

Articles of Incorporation.
Bylaws.
Specimen Stock Certificate.
Mak 1 Claim.
Mak 2 Claim.
Mak 3 Claim.
Mak 4 Claim.
Mak 5 Claim.
Mak 6 Claim.
Mak 7 Claim.
Mak 8 Claim.
Mak 9 Claim.
Mak 10 Claim.
Statement of Trustee.
Deed.
Subscription Agreement.

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Registration Statement filed with the Securities and Exchange Commission, on February 22, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

99.2	Stock Purchase Agreement

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Registration Statement filed with the Securities and Exchange Commission, on May 17, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

3.3	Amended to the Articles of Incorporation

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Registration Statement filed with the Securities and Exchange Commission, on July 26, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.1.	Share Exchange Agreement

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Registration Statement filed with the Securities and Exchange Commission, on September 17, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.2	Stock Purchase Agreement and Assignment of Interest from Sanka, LTD. (Trull Heirs #1 Well)
10.3	Stock Subscription Agreement from Yegua, Inc.
10.4	Stock Subscription Agreement - Brookshire Drilling Service LLC
10.5	Share Exchange Agreement - Texas Gohlke Partners, Inc.
10.6	Stock Subscription Agreement - Sanka LLC
10.7	Assignment of Oil - Sanka Exploration Company

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Registration Statement filed with the Securities and Exchange Commission, on October 4, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.8	Stock Subscription Agreement - Sanka Ltd.
10.9	Assignment of Oil - Sanka Exploration Company

The following Exhibits are incorporated herein by reference form the Registrant's Form 10-K Annual Report filed with the Securities and Exchange Commission, on November 13, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

3.4 3.5 3.6 3.7	Articles of Incorporation of Texas Brookshire Partners, Inc. Bylaws of Texas Brookshire Partners Articles of Incorporation of Texas Gohlke Partners, Inc. Bylaws of Texas Gohlke Partners, Inc.

The following documents are incorporated herein:

Exhibit No.	Description
5.1 10.1 15.1 23.1 23.2

Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
2003 Nonqualified Stock Option Plan.
Letter Re: Unaudited Interim Financial Statement Information of Williams & Webster, P.S.
Consent of Williams & Webster, P.S., independent certified public accountants.
Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 10th day of April, 2003.

TEXEN OIL & GAS INC.

BY:	/s/ Robert M. Baker Robert M. Baker, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert M. Baker Robert M. Baker	President, Principal Executive Officer, Secretary/Treasurer, Principal Financial Officer and Sole Director	April 10, 2003